Exhibit 2.1

AGREEMENT CONCERNING THE MEMBERSHIP
INTEREST PURCHASE AGREEMENT
AGREEMENT, dated as of December 18, 2012 (this “Agreement”), by and among Blyth, Inc., a Delaware corporation (the “Parent”), ViSalus Holdings, LLC, a Delaware limited liability company (the “Company”), Blyth VSH Acquisition Corporation, a Delaware corporation that is a wholly-owned subsidiary of Parent and a member of the Company (the “Buyer”), and all of the other members of the Company, each of whose names are set forth on the signature page hereto (each, individually, a “Seller” and, collectively, the “Sellers” and, collectively with the Parent, the Buyer, the Company and the Sellers, the “Parties”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).
W I T N E S S E T H
WHEREAS, the Parties are parties to the Membership Interest Purchase Agreement, dated as of August 4, 2008, as amended by the First Amendment to Membership Interest Purchase Agreement dated as of October 21, 2008 (the “First Amendment”), the Second Amendment to Membership Interest Purchase Agreement dated as of January 12, 2012 (the “Second Amendment”), a Joinder Agreement dated as of April 15, 2012, by and among John D. Purdy, Jr. and certain of the other Parties (the “Purdy Joinder Agreement”) and a Joinder Agreement dated as of September 5, 2012, by and among Robert B. Goergen, as trustee under Living Trust dated 9/30/91, f/b/o Robert B. Goergen, Robert B. Goergen, Jr., Todd A. Goergen, TAG APT, LLC, Thomas E. Finn, as trustee of the Todd A. Goergen Irrevocable Trust dated August 27, 2002, Jonathan D. Shapiro, JDF Partners LLC, Theodore W. Stofer and the other Parties (as so amended, the “Purchase Agreement”);
WHEREAS, the Purchase Agreement requires the Buyer to buy from the Sellers, and the Sellers to sell to the Buyer, at the Fourth Closing all of the membership interests in the Company that are currently owned by the Sellers;
WHEREAS, the Parties have agreed (a) to permit ViSalus, Inc., a Nevada corporation (“ViSalus”), to become a member of the Company, (b) to authorize the Buyer to purchase 28% of the Fourth Purchase Interests at the Fourth Closing in consideration for cash and assign to the Company the Buyer's right and obligation to purchase the remaining 72% of the Fourth Purchase Interests (the “Company Fourth Purchase Interests”), at the Fourth Closing, (c) to authorize and require the Company to purchase the Company Fourth Purchase Interests in consideration for shares of the capital stock of ViSalus at the Fourth Closing, (d) to accelerate the date of the Fourth Closing, (e) to authorize and require the Company to purchase all of the Buyer's membership interests in the Company (the “Buyer's Interests”) in consideration for shares of the capital stock of ViSalus at the Fourth Closing, and (f) to approve certain other related changes to the Purchase Agreement, all as hereinafter provided;
WHEREAS, the Parties intend that, upon consummation of the transactions described in the previous WHEREAS clause, the Sellers and the Buyer will be the sole owners of the issued and outstanding securities of capital of ViSalus and the Company will be a wholly-owned subsidiary of ViSalus; and
WHEREAS, pursuant to Section 13.6 of the Purchase Agreement, any amendment or modification of the Purchase Agreement, or waiver of the terms and conditions thereof, must be effected by a written instrument signed by the parties to the Purchase Agreement or, in the case of a waiver, by the party waiving compliance.
NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Admission of ViSalus as a member of the Company. The Parties hereby consent to the admission of ViSalus as a member of the Company and to the issuance of one Class A Common Unit to ViSalus in consideration for the making of a capital contribution by ViSalus to the Company in the amount of $10,000.00.
2.Assignment and Assumption.

(a)
The Parties hereby consent to the assignment by the Buyer to the Company of the right and obligation of the Buyer under the Purchase Agreement to purchase the Company Fourth Purchase Interests at the Fourth Closing.

(b)
The Buyer hereby assigns to the Company, effective as of the Effective Time of the Fourth Closing (as defined below), the right and obligation of Buyer under the Purchase Agreement to purchase the Company Fourth Purchase Interests (the “Assigned Right and Obligation”). For purposes of this Agreement, the term “Effective Time of the Fourth Closing” shall mean that date and time, not later than December 31, 2012, as is specified by the Buyer by the giving of written notice thereof to the Company.

(c)	The Company hereby assumes, accepts and agrees to perform and discharge the Assigned Right and Obligation effective as of the Effective Time of the Fourth Closing.
3.Amendment to Section 2.1(f). In order to authorize and require the Company to acquire the Fourth Purchase Interests as aforesaid, Section 2.1(f) of the Purchase Agreement is hereby amended and restated, effective as of the Effective Time of the Fourth Closing, to read in its entirety as follows:
(f)
(i) Effective as of the Effective Time of the Fourth Closing (as defined below): (A) each Seller does hereby, severally and not jointly, sell, transfer, assign and convey to the Buyer 28% of the Units (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of the Company) then held by such Seller (all such Units then held by the Sellers, collectively, the “Buyer Fourth Purchase Interests”); and (B) the Buyer does hereby purchase, acquire and accept all of the Buyer Fourth Purchase Interests for the Buyer Fourth Purchase Price (as defined below);
(ii) Effective as of the Effective Time of the Fourth Closing: (A) each Seller does hereby, severally and not jointly, sell, transfer, assign and convey to the Company 72% of the Units then held by such Seller (all such Units then held by the Sellers, collectively, the “Company Fourth Purchase Interests”); and (B) the Company does hereby purchase, acquire and accept all of the Company Fourth Purchase Interests for the Company Fourth Purchase Price (as defined below);
(iii) promptly after the Effective Time of the Fourth Closing, (A) the Buyer shall pay to the Company, for the benefit of the Incentive Holders, $25,341,278.00 (the “Fourth Purchase Incentive Payment”) and (B) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the extinguishment of all of the obligations of the Company under the Equity Plan, the Company shall pay the Fourth Purchase Incentive Payment to the Incentive Holders. For purposes hereof, the term “Effective Time of the Fourth Closing” shall mean that date and time, not later than December 31, 2012, as is specified by the Buyer by the giving of written notice thereof to the Company.
4.Deletion of Schedule 2.1(d). Schedule 2.1(d) to the Purchase Agreement is hereby deleted, effective as of the Effective Time of the Fourth Closing.
5.Amendment to Section 2.2(e). In order to authorize and require the Buyer and Company to purchase the Fourth Purchase Interests in consideration for cash and shares of capital stock of ViSalus, respectively, Section 2.2(e) of the Purchase Agreement is hereby amended and restated, effective as of the Effective Time of the Fourth Closing, to read in its entirety as follows:
(e)
(i) The purchase price for each Unit purchased by the Buyer pursuant to Section 2.1(f)(i) shall be $11.35, with the aggregate amount to be paid to each Seller for all of the Units purchased by the Buyer from such Seller to be rounded to the nearest whole dollar, and the aggregate amount paid by the Buyer for all of the Units purchased by the Buyer pursuant to Section 2.1(f)(i) shall be $57,368,459.00 (the “Buyer Fourth Purchase Price”).
(ii) The purchase price (A) for each Series A Convertible Preferred Unit of the Company purchased by the Company pursuant to Section 2.1(f)(ii) shall be 0.7098827 shares of Series B Redeemable Convertible Preferred Stock of ViSalus, Inc., a Nevada corporation, that is the successor to FVA Ventures and a subsidiary of the Company (“ViSalus”), (B) for each Class A Common Unit of the Company purchased by the Company pursuant to Section 2.1(f)(ii) shall be 0.7098827 shares of Series B Redeemable Convertible Preferred Stock of ViSalus and (C) for each Class B Common Unit of the Company purchased by the Company pursuant to Section 2.1(f)(ii) shall be 0.7098827 shares of Series A Redeemable Convertible Preferred Stock of ViSalus. The aggregate number of shares of Series A Redeemable Convertible Preferred Stock of ViSalus to be paid by the Company pursuant to this Section 2.2(e)(ii) shall be 1,428,110. The aggregate number of shares of Series B Redeemable Convertible Preferred Stock of ViSalus to be paid to the Sellers pursuant to this Section 2.2(e)(ii) shall be 7,798,420. The shares of Series A Redeemable Convertible Preferred Stock of ViSalus and Series B Redeemable Convertible Preferred Stock of ViSalus to be paid to the Sellers pursuant to this Section 2.2(e)(ii) are referred to collectively herein as the “Company Fourth Purchase Price.”
6.Amendment to Section 3.2. In recognition of the fact that the purchase by the Company of the Sellers' membership interests in the Company is intended to take place automatically at the Effective Time of the Fourth Closing, Section 3.2 of the Purchase Agreement is hereby amended by adding the following sentence at the end thereof:
Anything to the contrary herein notwithstanding, the purchase and sale of the Fourth Purchase Interests shall occur automatically at the Effective Time of the Fourth Closing, without any further action on the part of the Sellers or the Company, and the Sellers and the Company hereby agree to take all actions, following the Effective Time of the Fourth Closing, as may be necessary or appropriate to evidence or confirm such purchase and sale.
7.Amendment to Article V. By reason of the fact that the Company will be acquiring the Company Fourth Purchase Interests, the introductory sentence to Article V of the Purchase Agreement is hereby amended and restated, effective as of the Effective Time of the Fourth Closing, to read as follows:
Each Seller, severally and not jointly, represents and warrants to the Buyer and, in connection with the Fourth Closing only, to the Buyer and the Company as follows:

8.Waiver of Conditions to Fourth Closing. By reason of the fact that it is intended that the purchase by the Buyer of the Buyer Fourth Purchase Interests and the Company of the Company Fourth Purchase Interests and the Buyer's Interests shall occur at the Effective Time of the Fourth Closing, and will not then be subject to any conditions, (a) the Company hereby waives, effective at the Effective Time of the Fourth Closing, the conditions set forth in Section 10.1 to the obligation of the Company, as successor to the Buyer, to consummate the purchase of the Interests at the Fourth Closing, and (b) the Sellers hereby waive, effective at the Effective Time of the Fourth Closing, the conditions set forth in Section 10.2 to the obligation of the Sellers to consummate the sale of the Interests at the Fourth Closing.
9.Amendments to Article XIII. Article XIII is hereby amended to add the following new Sections 13.22, 13.23 and 13.24 effective as of the Effective Time of the Fourth Closing:
Section 13.22        Purchase and Sale of Buyer's Interests.

(a)
Purchase and Sale. Effective at the Effective Time of the Fourth Closing, and after giving effect to the transactions contemplated by Section 2.1(f)(i) hereof, the Buyer does hereby sell, transfer, assign and convey to the Company the 16,563,501 Series A Convertible Preferred Units of the Company owned by it, the 33,402,989 Class A Common Units of the Company owned by it and the 3,244,372 Class B Common Units of the Company owned by it (collectively, the “Buyer Interests”) and the Company does hereby purchase, acquire and accept all of the Buyer Interests. The aggregate purchase price for the Buyer Interests shall be 2,303,124 shares of the Class A Common Stock, par value $0.01 per share, of ViSalus and 35,470,346 shares of the Class B Common Stock of ViSalus, par value $0.01 per share. The Buyer and the Company acknowledge and agree that the purchase and sale of the Buyer Interests shall occur automatically at the Effective Time of the Fourth Closing, without any further action on the part of the Buyer or the Company, and the Buyer and the Company hereby agree to take all actions, following the Effective Time of the Fourth Closing, as may be necessary or appropriate to evidence or confirm such purchase and sale.

(b)Representations and Warranties of Buyer to the Company. Buyer represents and warrants to the Company that, as of the Effective Time of the Fourth Closing, Buyer is the record and beneficial owner of the Buyer Interests, which are all of the Interests held by Buyer, free and clear of any Lien, and has full power and authority to convey the Buyer Interests, free and clear of any Lien.
Section 13.23        Termination of Covenants.
Effective as of the Effective Time of the Fourth Closing, Article VII of the Purchase Agreement is amended by deleting Section 7.17 (Parent Service Agreements), Section 7.18 (Parent Corporate Services) and Section 7.19 (Parent Infrastructure; Other Services) thereof, whereupon the covenants set forth therein shall terminate and shall cease to be of any force and effect without any further action by any of the Parties.
Section 13.24        Securities Purchase Representations. Each Seller and the Buyer (each an “Acquiring Party”) hereby represents and warrants to ViSalus as follows:
(a)Acquisition for Own Account. Such Acquiring Party is acquiring the shares of the capital stock of ViSalus to be acquired by it pursuant to this Agreement (the “Acquired Stock”) for investment for such Acquiring Party's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Acquiring Party understands that the Acquired Stock has not been, and will not be, registered under the Securities Act or the securities law of any state by reason of exemptions from the registration provisions of the Securities Act and such laws which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Acquiring Party's representations as expressed herein.
(b)Restrictions on Disposition. Such Acquiring Party acknowledges that the Acquired Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.
(c)No Public Market. Such Acquiring Party understands that no public market now exists for any of the securities issued by ViSalus and that it is possible that a public market may never exist for any such securities.
(d)Opportunity to Review. Such Acquiring Party has had an opportunity to examine the business, management, material books and records, material contracts and documents, and financial affairs of ViSalus and to conduct such Acquiring Party's own independent due diligence investigation of ViSalus, including an opportunity to question the appropriate executive officers of ViSalus, and to consult with counsel and with such other advisors as such Acquiring Party deems appropriate.
(e)Knowledge and Experience. Such Acquiring Party (i) has sufficient knowledge and experience to assess on such Acquiring Party's own behalf the transactions contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of ViSalus to make an informed decision regarding the purchase of the Acquired Stock and (iii) has independently and without reliance upon ViSalus and, based on such information and the advice of such advisors as such Acquiring Party has deemed appropriate, made its own analysis and decision to enter into this Agreement.
(f)No Broker. None of the other Acquiring Parties or ViSalus has incurred, or will incur, directly or indirectly, as a result of any action taken by such Acquiring Party, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
10.Parent Undertakings.

(a)
Parent hereby guarantees, unconditionally, payment and performance by ViSalus of its obligation pursuant to the terms of the Certificate of Designation of Series A Redeemable Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock of ViSalus (as amended from time to time, the “Certificate of Designation”) to redeem the shares of Series A Redeemable Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock of ViSalus (collectively, the “Preferred Stock”) then outstanding as provided in the Certificate of Designation.

(a)
For so long as the Sellers hold any shares of Preferred Stock, Parent shall not, directly or indirectly, sell, assign, convey, hypothecate or otherwise transfer any of the shares of capital stock of ViSalus held by Parent or its subsidiaries without the written consent or affirmative vote of the holders of shares of Preferred Stock representing at least a majority of the votes represented by the shares of Preferred Stock then outstanding.

11.Representations. Each Party, severally and not jointly, represents and warrants to the other Parties as follows:

(a)
Such Party has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully such Party's obligations hereunder. All action on his, her or its part necessary for such execution, delivery and performance has been duly taken. This Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditor's rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)
The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by such Party of this Agreement in accordance with its terms and conditions will not: (i) require any notice to, filing or registration with, or Permit of, any Governmental Authority or other Person other than such filings as may be required to be made by Parent with the United States Securities and Exchange Commission and the New York Stock Exchange; (ii) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien on the assets, properties or businesses of such Party under any of the terms, conditions or provisions of (x) the Fundamental Documents of such Party, to the extent such Party is not a natural person or (y) any contract or other agreement to which such Party is a party or by or to which such Party or any of its assets, properties or businesses is bound or subject; or (iii) violate any order, writ, injunction or Law of any Governmental Authority which is applicable to such Party or any of its assets, properties or businesses.

12.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.
13.Facsimile Signature. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one instrument.
14.Entire Agreement. The Purchase Agreement, the First Amendment, the Second Amendment and this Agreement constitute the entire agreement among the Parties relative to the specific subject matter hereof. Except as provided herein, the Purchase Agreement remains in full force and effect in accordance with its original terms. Effective as of the Effective Time of the Fourth Closing, all references to the Purchase Agreement shall refer to the Purchase Agreement as amended hereby.
[SIGNATURE PAGE FOLLOWS]

{01556111; 1; 0512-1 }

Signature Page to Agreement Concerning the Membership Interest Purchase Agreement
S-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
Buyer:        BLYTH VSH ACQUISITION CORPORATION

By: /s/Michael S. Novins
Name: Michael S. Novins
Title: Vice President and General Counsel

Company:    VISALUS HOLDINGS, LLC

By: /s/Ryan Blair
Name: Ryan Blair
Title: President and Chief Executive Officer

Parent:        BLYTH, INC.

By: /s/Michael S. Novins
Name: Michael S. Novins
Title: Vice President and General Counsel

Sellers:
/s/Ryan Blair
Ryan Blair

/s/Blake Mallen
Blake Mallen

/s/Nick Sarnicola
Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:    /s/John K. Tolmie
Name: John K. Tolmie
Title: Trustee

/s/Josh Beal
Josh Beal

/s/John Laun
John Laun

/s/Philip Gomez
Philip Gomez

/s/Erik Abel
Erik Abel

/s/Audrey Sommerfeld
Audrey Sommerfeld

/s/Zorica Bosev
Zorica Bosev

/s/Adam Wescott
Adam Wescott

/s/Rich Pala
Rich Pala

/s/Ridgely Goldsborough
Ridgely Goldsborough

/s/John Purdy
John Purdy

/s/Robert B. Goergen
Robert B. Goergen, as trustee of the Living Trust dated 9/30/91 f/b/o Robert B. Goergen

/s/Robert B. Goergen, Jr.
Robert B. Goergen, Jr.

TAG APT, LLC

By:    /s/Thomas E. Finn
Name: Thomas E. Finn
Title:

/s/Todd A. Goergen
Todd A. Goergen

/s/Thomas E. Finn
Thomas E. Finn, as trustee of the Todd A. Goergen Irrevocable Trust dated August 27, 2002

/s/Jonathan D. Shapiro
Jonathan D. Shapiro

/s/Theodore W. Stofer
Theodore W. Stofer

JDF Partners LLC

By:    /s/Louis Marx Jr.
Name: Louis Marx Jr.
Title:    Manager